Exhibit z-2
Lincoln Life & Annuity Company of New York
A
VARIABLE ANNUITY LIVING BENEFITS RIDER
A1
Rider Date: [September 1, 2018]

A2
Measuring Life Option: [Single]

A3
Guaranteed Maximum Annual Rider Charge Rate: [2.25%]
A4
Initial Annual Rider Charge Rate: [1.25%]
A5
[Enhancement Rate: [6%]]
[Enhancement Period: [10] Years]

This optional Rider is made a part of the entire Contract to which it is attached.  Except as stated in this Rider, it is subject to all provisions contained in the Contract. Coverage under this Rider begins on the Rider Date shown above.

Any Withdrawal under the Contract, including the Guaranteed Annual Income amount, may reduce or void valuable benefits or features provided by the Contract and this Rider. Please contact Us and refer to the examples at the end of this Rider before taking a Withdrawal.

Summary of Rider Provision
Guaranteed Minimum Withdrawal Benefit (GMWB): The GMWB provides a minimum withdrawal benefit that guarantees that the Owner may withdraw, each Benefit Year, an amount up to the Guaranteed Annual Income ("GAI"), for the lifetime(s) of the Measuring Life(s), if certain conditions are met as described in this Rider. The GAI is a percentage of the Income Base that may change over time.

Additional Purchase Payment Restriction
B
Subject to the Maximum Income Base limit and any further limitations stated in the Contract to which this Rider is attached, cumulative additional Purchase Payments after the first Benefit Year may not equal or exceed [$100,000] without prior Servicing Office approval. If the Contract Value is $0, then no additional Purchase Payments will be approved and added to the Contract.

Investment Restriction
Investment restrictions apply to Fixed Account and Variable Subaccount elections under the Contract. Refer to Investment Restrictions provisions of this Rider.

DEFINITIONS
All definitions found in the Contract are incorporated by reference and have the same meaning as they do in the Contract including other riders, endorsements and/or amendments.

Annuitant means the natural person used to determine the benefits if the Measuring Life Option is Single.  The Annuitant is one of two natural persons used to determine the benefits if the Measuring Life Option is Joint.  The Contract may only have one Annuitant.  The Annuitant may not be changed.
Benefit Year means each 12-month period starting with the Rider Date shown on Page 1 of this Rider and each Rider Date Anniversary thereafter.
Company, Our, We, Us means Lincoln Life & Annuity Company of New York.
C
GOP Death Benefit means a Death Benefit that may be provided by Contract, Endorsement or Rider that is the greater of (a) the Contract Value and (b) the sum of all Purchase Payments [minus Bonus Credits, if any,] minus all Death Benefit Reductions.
Measuring Life means the natural person used to determine the benefits under this Rider. Measuring Life includes any Annuitant, Owner, Joint Owner and Secondary Life.
Measuring Life Option indicates how many natural persons are used to determine the benefits under this Rider. Under the Single Measuring Life Option, the Annuitant is used to determine the benefits under this Rider. Under the Joint Measuring Life Option, the Annuitant and the Secondary Life are used to determine the benefits under this Rider. The Measuring Life Option may not be changed after the Rider Date.
C1
Purchase Payments, for the purpose of this Rider, means the amounts paid into the Contract by the Owner [including Bonus Credits, if any, before deduction of any Sales Charges].
Rider Date Anniversary is the same calendar day as the Rider Date, each calendar year, if such date is a Valuation Date. If in any calendar year, such calendar day is not a Valuation Date, the Rider Date Anniversary will be the first Valuation Date following such calendar day. A quarterly anniversary of the Rider Date is the same calendar day as the Rider Date of every third month following the previous Rider Date, if such date is a Valuation Date.  If such day is not a Valuation Date, the charge will be deducted on the first Valuation Date following such calendar day
Secondary Life means the second natural person, used to determine the benefits under this Rider if the Measuring Life Option is Joint.  The Secondary Life may not be changed.  The Secondary Life may also be considered a joint annuitant, solely for the purposes of being a Measuring Life under this Rider and not for any other purposes in any other Rider or the Contract.
Systematic Required Minimum Distributions (Systematic RMDs) means systematic installments withdrawn via Our automatic withdrawal service of the amount needed to satisfy the required minimum distribution as determined by Us in accordance with the IRC Section 401(a)(9), as amended from time to time, for the Contract to which this Rider is attached.
Withdrawal means the gross amount deducted from the Contract Value as requested by the Owner before any applicable charges.  Withdrawals are Conforming Withdrawals or Excess Withdrawals.
Conforming Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year is equal to or less than the GAI.  If the Owner receives only Systematic RMDs during a Benefit Year, all Systematic RMDs during that Benefit Year will be treated as Conforming Withdrawals. However, if a Withdrawal other than Systematic RMDs occurs during a Benefit Year, then this Withdrawal and any subsequent Withdrawals, including Systematic RMDs, will be treated as Excess Withdrawals to the extent that the cumulative amount withdrawn in that Benefit Year exceeds the GAI.
C2
Excess Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year exceeds the Conforming Withdrawal.  If any Measuring Life is less than an attained age [55], all Withdrawals are Excess Withdrawals.

INVESTMENT RESTRICTIONS
No Fixed Account may be elected, except the DCA Fixed Account pursuant to a systematic allocation program. The Owner shall allocate Contract Values (for purposes of this provision, Contract Values also means Account Values) and additional Purchase Payments pursuant to Investment Restrictions [Option A, Option B, or Option C as follows:
D
Option A --                          Elect an available Asset Allocation Model; or
Option B --                          Allocate all values among specific Variable Subaccounts; or
Option C --                          Create an asset allocation portfolio of Variable Subaccounts.]
D1

Subject to a [$1,500] minimum amount, the Owner may designate all or part of the initial and any subsequent Purchase Payments for systematic allocation pursuant to the Investment Restriction Option elected.

The Asset Allocation Model or the Variable Subaccounts selected by the Owner is/are shown on the Allocation Amendment which is attached to the Contract.

We do not reserve the right to add or modify Investment Restriction Options, however, Separate Account changes such as Variable Subaccount additions, substitutions, and closings may affect the availability of allocation options under an Investment Restriction Option.

Contract Values will be automatically rebalanced on the quarterly anniversary of the Rider Date shown on the Contract Benefit Data page(s). The first rebalancing immediately after the Periodic Income Commencement Date (PICD) will occur on the quarterly anniversary of the Rider Date, thereafter rebalancing will occur on the quarterly anniversary of the PICD. The quarterly anniversary of the PICD is the same calendar day as the PICD beginning on the third month following the PICD and on the same calendar day every subsequent third month thereafter.

Contract Values will be automatically rebalanced on a proportional basis based on the allocation instructions in effect at the time of rebalancing. Within the constraints of these Investment Restrictions, the Owner may reallocate available Contract Values by notifying Us.

Reallocation requests that violate the Investment Restrictions will be rejected by Us.

RIDER BENEFIT

Income Base
The Income Base is the value used to calculate the GAI and the Rider Charges. The Income Base is not used in calculating the cash surrender benefit, Death Benefit, or other guaranteed paid-up annuity benefits.

If the Rider Date is the Contract Date, then the initial Income Base will be equal to the initial Purchase Payment.  If the Rider Date is after the Contract Date, then the initial Income Base will be equal to the Contract Value on the Rider Date.
E

On a Rider Date Anniversary, the Income Base may be adjusted by an [Enhancement or an] Automatic Annual Step-Up as described below. The Income Base is also increased by an additional Purchase Payment on the Valuation Date it is approved and added to the Contract or reduced upon an Excess Withdrawal, as described below. Upon each Conforming Withdrawal, the Income Base will not change.

Maximum Income Base
E1
The Income Base is subject to a [$10,000,000] maximum of the combined Income Base (including any Guaranteed Amount under other Company annuity riders) values for all Company annuity contracts and annuity riders, including annuity contracts with an affiliated company, for which the Annuitant or Secondary Life, if applicable, is a Measuring Life. If this maximum is exceeded, the Income Base (including any Guaranteed Amount under other Company annuity riders) for each applicable annuity contract and annuity rider will be reduced proportionately so the combined Income Base (including any Guaranteed Amount under other Company annuity riders) values do not exceed the maximum stated above.

F
[Enhancement Base
The Enhancement Base is the value used to calculate the amount that may be added to the Income Base upon an Enhancement. The initial Enhancement Base is equal to the initial Income Base.

On a Rider Date Anniversary, the Enhancement Base is adjusted upon an Automatic Annual Step-Up as described below. The Enhancement Base is also increased by an additional Purchase Payment on the Valuation Date it is approved and added to the Contract or reduced upon an Excess Withdrawal, as described below.

The Enhancement Base will not change upon each Enhancement.]

G
Adjustments to the Income Base [or the Enhancement Base]
The Income Base [and the Enhancement Base] may be adjusted as described in the provisions below.

Adjustments for Additional Purchase Payments
H
If an additional Purchase Payment is approved and added to the Contract, [the Income Base and Enhancement Base will each] be increased to equal the additional Purchase Payment plus the Income Base [or the Enhancement Base] immediately prior to receipt of the additional Purchase Payment.

Additional Purchase Payments may affect the Rider Charge rate pursuant to the Rider Charge provision of this Rider.

Adjustments for Excess Withdrawals
I
Upon each Excess Withdrawal, [the Income Base and Enhancement Base will each] be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value.

Adjustments for an Automatic Annual Step-Up
J
Upon an Automatic Annual Step-Up, [the Income Base and Enhancement Base will each] be increased to an amount equal to the Contract Value.

J1
On each Rider Date Anniversary, an Automatic Annual Step-Up will occur only if all of the following conditions are satisfied:
(a)	all Measuring Lives as of that Valuation Date are under attained age [86]; and
(b)	the Contract Value as of that Valuation Date is greater than the Income Base[; and
J2
(c)	the Automatic Annual Step-Up would increase the Income Base at least as much as an Enhancement that may have occurred on such Rider Date Anniversary].

J3
Upon an Automatic Annual Step-Up, the Rider Charge rate may increase to the Rider Charge rate currently in effect, subject to the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider. Any Automatic Annual Step-Up may be declined if the Rider Charge rate increased, as described in the Rider Charge provision of this Rider. [If the Owner does not decline the Automatic Annual Step-Up as described in the Rider Charge provision of this Rider, the increase to the Income Base [and Enhancement Base] will be deemed accepted by the Owner. ]

J4
If the Owner declines the Automatic Annual Step-Up, the Income Base [and Enhancement Base] will be the Income Base [and Enhancement Base] on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals and additional Purchase Payments.
J5

Future Automatic Annual Step-Ups may [not] occur after declining an Automatic Annual Step-Up.

K
[Adjustment for an Enhancement
On each Rider Date Anniversary, in accordance with the conditions of this provision, the Income Base will automatically be increased by an amount that is equal to (A) multiplied by (B), where:
K1
(A) is the [Enhancement Base] less any Purchase Payments approved and added to the Contract in the preceding Benefit Year (except any Purchase Payment approved and added to the Contract within the first 90 days after the Rider Date); and
(B) is the Enhancement Rate shown on Page 1 of this Rider.

K2
The Enhancement will occur if all of the following conditions are satisfied:
(a)	the preceding Benefit Year is during the Enhancement Period shown on Page 1 of this Rider, which begins on the Rider Date [and restarts upon an Automatic Annual Step-Up]; and
K3
(b)	no Conforming Withdrawal has been made under the Contract. Upon the first Conforming Withdrawal, no future Enhancements will occur while this Rider is in force; and
(c)	all Measuring Lives are under attained age [86]; and
(d)	the Enhancement would increase the Income Base more than an Automatic Annual Step-Up that may have occurred on such Rider Date Anniversary.

K4
[After the initial Enhancement Period (which begins on the Rider Date and ends after the Enhancement Period shown on Page 1 of this Rider), upon an Enhancement, the Rider Charge rate may increase to the rate currently in effect, subject to the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.]

K5
[Any Enhancement after the initial Enhancement Period may be declined if the Rider Charge rate increased, as described in the Rider Charge provision of this Rider. If the Owner declines the Enhancement because of a Rider Charge rate increase, the Enhancement will not occur. [If the Owner does not decline the Enhancement as described in the Rider Charge provision of this Rider, the increase to the Income Base will be deemed accepted by the Owner. ]

If the Owner declines the Enhancement, the Income Base will be the Income Base on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals and additional Purchase Payments.]
K6

Future Enhancements may [not] occur after declining an Enhancement.]

Guaranteed Annual Income (GAI) Amount
L
The GAI is an amount that may be withdrawn from the Contract by the Owner each Benefit Year as a Conforming Withdrawal. As long as the GAI is not reduced to $0, then the GAI may be withdrawn during the lifetime(s) of all Measuring Lives. The GAI is available once all Measuring Lives are an attained age [55]. If the Measuring Life Option is Joint, the GAI available is based upon the attained age of the younger or surviving Measuring Life.

L1
The GAI will change upon an Automatic Annual Step-Up, [an Enhancement,] an additional Purchase Payment, upon an Excess Withdrawal or when the GAI is determined by GAI Rate Table B, as described below.

GAI Rate Tables
GAI Rate Table A
Single Measuring Life Option		Joint Measuring Life Option
Age of Measuring Life	GAI Rate[1]	Age of Younger or Surviving Measuring Life	GAI Rate[2]
M [55 - 58]	[4.0%]	[55 - 58]	[3.5%]
[59 - 64]	[5.0%]	[59 - 64]	[4.5%]
[65 -74]	[6.0%]	[65 - 74]	[5.5%]
[75 +]	[7.0%]	[75 +]	[6.50%]

GAI Rate Table B
M Single Measuring Life Option		Joint Measuring Life Option
Age of Measuring Life	GAI Rate[1]	Age of Younger or Surviving Measuring Life	GAI Rate[2]
[55 - 58]	[3.0%]	[55 - 58]	[3.0%]
[59 - 64]	[3.0%]	[59 - 64]	[3.0%]
[65 -74]	[3.0%]	[65 - 74]	[3.0%]
[75 +]	[3.0%]	[75 +]	[3.0%]
1The GAI Rate will be based upon the attained age of the Measuring Life.
2 The GAI Rate will be based upon the attained age of the younger or surviving Measuring Life.

Determining the GAI
The GAI is determined by multiplying the Income Base by a GAI Rate from the applicable GAI Rate Table above, which varies by age and the Measuring Life Option as shown in the GAI Rate Tables. While the Contract Value is greater than $0, GAI Rate Table A is used to determine the GAI. GAI Rate Table B will be used to determine the GAI once the Contract Value is reduced to $0 or when the GAI Annuity Payment Option is elected.

Upon the first Conforming Withdrawal, the GAI Rate used to calculate the GAI will be based upon the attained age of the Measuring Life as of the date of such Withdrawal. If the Measuring Life Option is Joint, upon the first Conforming Withdrawal, the GAI Rate used to calculate the GAI will be based upon the attained age of the younger or surviving Measuring Life. Thereafter, the GAI Rate will not change unless an Automatic Annual Step-Up occurs pursuant to the Adjustment (to the GAI) for an Automatic Annual Step-Up Provision of this Rider or as described within this Provision. If the Measuring Life Option is Joint, the GAI Rate will be based upon the attained age of the younger or surviving Measuring Life.  When GAI Rate Table B is used to determine the GAI, the GAI Rate will be based upon the later of (a) the attained age of the Measuring Life(s) as of the first Conforming Withdrawal; or (b) the attained age of the Measuring Life(s) as of the Valuation Date the GAI was last determined by GAI Rate Table A.

The GAI paid as determined by GAI Rate Table A may not exceed the remaining Contract Value in any Benefit Year. However, if the GAI paid in a Benefit Year once the Contract Value is reduced to $0 or the GAI Annuity Payment Option is elected, is less than the GAI determined by GAI Rate Table B, the difference between the GAI determined by GAI Rate Table B and the total GAI already paid in that Benefit Year will be payable as a Conforming Withdrawal for the remainder of the Benefit Year at a frequency determined by Us.

N
[In addition, the GAI Rate shown in GAI Rate Table B above will increase by [0.25%] if the Contract Value reduces to $0 on or after attained age [85] under Single Measuring Life Option and attained age [85] under the Joint Measuring Life Option (based upon the younger or surviving Measuring Life) ].

Adjustment (to the GAI) for Additional Purchase Payments
If an additional Purchase Payment is approved and added to the Contract, the GAI will be equal to the additional Purchase Payment times the GAI Rate used when the GAI was last determined plus the GAI immediately prior to receipt of the additional Purchase Payment. Additional Purchase Payments may affect the Rider Charge rate pursuant to the Rider Charge provision of this Rider.

Adjustment (to the GAI) for Excess Withdrawals
Upon each Excess Withdrawal, the GAI applicable to the next Benefit Year will decrease to equal the Income Base after the Excess Withdrawal times the GAI Rate used when the GAI was last determined.  If the Income Base after the Excess Withdrawal equals $0, this Rider and Contract will terminate.
Adjustment (to the GAI) for an Automatic Annual Step-Up
Upon an Automatic Annual Step-Up, the GAI will equal the increased Income Base times the GAI Rate based upon the attained age of the Measuring Life as of the Valuation Date of the Automatic Annual Step-Up, which may result in a higher GAI Rate than when the GAI was last determined.  If the Measuring Life Option is Joint, the GAI Rate will be based upon the younger or surviving Measuring Life.

O
If the Rider Charge rate then in effect is increased in connection with an Automatic Annual Step-Up, the Owner may decline the increase to the Income Base [and Enhancement Base], as described in the Rider Charge provision of this Rider. If the Owner declines the increase, the GAI will be the GAI on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals, additional Purchase Payments and at the time the GAI Rate is determined by GAI Rate Table B as described in the Determining the GAI Provision of this Rider.

P
[Adjustment (to the GAI) for an Enhancement
Upon an Enhancement, the GAI will equal the increased Income Base times the GAI Rate used when the GAI was last determined.

Q
[If the Rider Charge rate then in effect is increased in connection with an Enhancement, the Owner may decline the increase to the Income Base, as described in the Rider Charge provision of this Rider. If the Owner declines the increase, the GAI will be the GAI on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals, additional Purchase Payments and at the time the GAI Rate is determined by GAI Rate Table B as described in the Determining the GAI Provision of this Rider.]

Maximum GAI
The combined GAI (including any Maximum Annual Withdrawal amount, or "MAW" under other Company annuity riders) for all Company annuity contracts, including annuity contracts with an affiliated company, for which the Annuitant or Secondary Life, if applicable, is a Measuring Life, is subject to a maximum of the GAI Rate times the Maximum Income Base.

Contract Value Reduces to $0
Even if the Contract Value declines to $0, as long as (a) the GAI is not $0; and (b) the Contract has not been surrendered or assigned for value, the GAI as calculated pursuant to the Determining the GAI Provision, will continue for the lifetime(s) of the Measuring Life(s) under the GAI Annuity Payment Option described in this Rider.

The Owner may elect to receive the GAI at any frequency the Company offers, subject to minimum payment amount rules then in effect, but no less frequently than annually.

R
If the Contract Value is $0 and the Contract terminates due to the death of all Measuring Lives, no Death Benefit will be paid.  However, unless the currently effective Death Benefit option is the Account Value Death Benefit Option, [a final payment, if available, will be made under this Rider.  Such payment] shall be equal to (A) minus (B) minus (C), where:
S
(A)
is equal to the sum of all Purchase Payments [minus Bonus Credits, if applicable,] if the Rider Date is the Contract Date.  If the Rider Date is after the Contract Date then (A) is equal to the Contract Value on the Rider Date, plus subsequent Purchase Payments [minus subsequent Bonus Credits, if applicable].

(B)
is the sum of all Final Payment Reductions through the Valuation Date upon which the Contract Value reduces to $0.  Final Payment Reductions are made whenever a Withdrawal occurs.  Upon Excess Withdrawals, Final Payment Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction.  Upon Conforming Withdrawals, the reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction.

(C)	is the sum of all Conforming Withdrawals after the Valuation Date upon which the Contract Value reduces to $0.

GAI Annuity Payment Option
The GAI Annuity Payment Option may be irrevocably elected by the Owner upon Notice to Us, provided the Contract has not been surrendered or assigned for value.  Once the GAI Annuity Payment Option is effective, no additional Purchase Payments will be accepted. The GAI Annuity Payment Option will be made effective by Us if the Contract Value declines to $0, as long as the GAI is not $0. Upon election of the GAI Annuity Payment Option, the Owner will no longer have access to the Contract Value or Death Benefit.

If elected, the Owner will receive payment equal to the GAI based on the GAI in GAI Rate Table B and as calculated pursuant to the Determining the GAI Provision of this Rider, each Benefit Year for the lifetime(s) of the Measuring  Life(s). The Owner may elect to receive the GAI at any frequency the We offer, subject to minimum payment amount rules then in effect, but no less frequently than annually.

T
If this GAI Annuity Payment Option is in effect, no Death Benefit will be paid.  However, if the Death Benefit option immediately prior to the Annuity Commencement Date was not the Account Value Death Benefit Option, [a final payment, if available, will be made under this Rider.  Such payment] shall be equal to (A) minus (B) minus (C), where:
T1
(A)
is equal to the sum of all Purchase Payments [minus Bonus Credits, if applicable,] if the Rider Date is the Contract Date.  If the Rider Date is after the Contract Date then (A) is equal to the Contract Value on the Rider Date, plus subsequent Purchase Payments [minus subsequent Bonus Credits, if applicable].

(B)
is the sum of all Final Payment Reductions prior to the GAI Annuity Payment Option Effective Date.  Final Payment Reductions are made whenever a Withdrawal occurs.  Upon Excess Withdrawals, Final Payment Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction.  Upon Conforming Withdrawals, the reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction.

(C)	is the sum of all Conforming Withdrawals on and after the GAI Annuity Payment Option Effective Date.

Effect of Death
Upon the death of the Annuitant if the Measuring Life Option is Single, this Rider will terminate.  Upon the first death of a Measuring Life if the Measuring Life Option is Joint, the Owner may continue the contract and this Rider under the Joint Measuring Life Option.  If so continued, the GAI will continue for the life of the surviving Measuring Life.  Upon the death of the surviving Measuring Life, this Rider will terminate.

[Waivers
U
Waiver of Contingent Deferred Sales Charge or CDSC / Surrender Charge or Premium Based Charge (if applicable)
No Contingent Deferred Sales Charge, CDSC/Surrender Charge, or Premium Based Charge will apply to Conforming Withdrawals.  Excess Withdrawals will be subject to any applicable Contingent Deferred Sales Charge, CDSC/Surrender Charge, or Premium Based Charge to the extent that the total amount of Withdrawals in the Contract Year exceeds the Free Withdrawal Amount for that Contract Year.]

RIDER CHARGE
Determining the Quarterly Rider Charge
The Initial Annual Rider Charge Rate shown on Page 1 of this Rider is divided by four to calculate the initial quarterly Rider Charge rate.  The Rider Charge rate may change as described herein, but the annualized Rider Charge rate may never exceed the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.

A quarterly Rider Charge is deducted from the Contract Value on each quarterly anniversary of the Rider Date.

V
The amount of the quarterly Rider Charge is the quarterly Rider Charge rate multiplied by the Income Base (prior to any Automatic Annual Step-Up [or Enhancement] that may occur) on the Valuation Date the charge is deducted.

Quarterly Rider Charges will be deducted from each Variable Subaccount on a proportionate basis. Quarterly Rider Charges are not deducted from any Fixed Account.  A pro-rata quarterly Rider Charge will be recalculated and deducted upon termination of this Rider, except if the Contract is terminated due to death.

Adjustments to the Rider Charge rate on a Rider Date Anniversary
Any change to the Rider Charge rate will occur only on a Rider Date Anniversary.  The Rider Charge rate change is to the Rider Charge rate currently in effect on the Rider Date Anniversary of the change, subject to the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.
The Rider Charge rate will change on a Rider Date Anniversary due to:
(a)
an additional Purchase Payment in the Benefit Year preceding the applicable Rider Date Anniversary, if the cumulative Purchase Payments approved and added to the Contract after the first Benefit Year equal or exceed the limit shown in the Additional Purchase Payment Restriction provision of the Rider; or

W
(b)	an Automatic Annual Step-Up pursuant to the Adjustments for an Automatic Annual Step-Up provision of this Rider or Adjustment (to the GAI) for an Automatic Annual Step-Up provision of this Rider[; or
(c)	an Enhancement after the initial Enhancement Period pursuant to the Adjustment for an Enhancement provision of this Rider or Adjustment (to the GAI) for an Enhancement of this Rider].

W1
If, on a Rider Date Anniversary, an increase described in (c) results in an increase to the Rider Charge rate then in effect, the Owner may decline such increase by Notice to Us within 30 days of the effective date of the increase. If the Owner does decline the increase, the Income Base, [Enhancement Base, if applicable] and GAI will be adjusted as described in the provisions in this Rider.

GENERAL
GOP Death Benefit Amount
X
A GOP Death Benefit is provided under [the Guarantee of Principal (GOP), Enhanced Guaranteed Minimum Death Benefit (EGMDB), one of] which may be applicable to the Contract as shown in the Contract Specifications.

This GOP Death Benefit Amount provision does not apply if the Contract provides that all Death Benefits are reduced by the amount of all Withdrawals.  If the Contract includes a Death Benefit, including any Death Benefit Rider that has a Death Benefit Amount defined as the sum of all Purchase Payments minus all Death Benefit Reductions, and that such Death Benefit Reductions of Purchase Payments "will be in proportion to the amount withdrawn" such Death Benefit Amount definition is hereby replaced with the following:
X1
The sum of all Purchase Payments, minus all Death Benefit Reductions [and any Bonus Credits].  Death Benefit Reductions are made whenever a Withdrawal occurs.
For Withdrawals (a) prior to the Rider Date of the Variable Annuity Living Benefits Rider and (b) after the termination of the Variable Annuity Living Benefits Rider, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

For Withdrawals while the Variable Annuity Living Benefits Rider is in force:
(a)
upon Excess Withdrawals, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value  due to the Excess Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction, and

(b)	upon Conforming Withdrawals, the reduction of the Contract Value due to the Conforming Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

Termination of this Rider
Y
The Owner may terminate this Rider upon Notice to Us any time after the [5th] Rider Date Anniversary.  This Rider will terminate upon the earliest of:
(a)	the date the Contract to which this Rider is attached terminates;
(b)
the date the Owner is changed due to death or pursuant to an enforceable divorce agreement or decree, except when Ownership is transferred to the surviving Secondary Life upon death of the Annuitant/Owner;

(c)	the Annuity Commencement Date except under the GAI Annuity Payment Option;
(d)	the death of the Annuitant if the Measuring Life Option is Single, or on the death of the last surviving Measuring Life if the Measuring Life Option is Joint;
(e)
the date the Owner sells or assigns for value the Contract other than to the Annuitant, or discounts or pledges it as collateral for a loan or as a security for the performance of an obligation or any other purpose;

(f)	the date both the Income Base and GAI equal $0 as the result of an Excess Withdrawal.

Upon termination of this Rider, the benefits and charges within this Rider will terminate.  A pro-rata Rider Charge will be deducted upon termination, except if this Rider is terminated due to death.

Sample Calculations
These numeric examples are designed to assist in understanding the benefits provided by this Rider. They are based on certain assumptions and do not reflect any potential future investment returns. Please refer to the GAI Rate Tables of this Rider to determine the Owner's actual benefit.

General Assumptions
	Maximum Income Base is equal to $10,000,000
	Rider Effective Date is the Contract Date
Z

[Example # 1 – Setting of Initial Values
The values shown below are based on the following assumptions:
	Initial Purchase Payment is equal to $100,000
	Owner is Age 70
	Guaranteed Annual Income Rate is set at 6.00%
Benefit Year	Purchase Payment	Contract Value	Income Base	Enhancement Base	Guaranteed Annual Income
1	$100,000	$100,000	$100,000	$100,000	$6,000

On the Rider Date, the initial values are set as follows:
	Income Base equals the initial Purchase Payment ($100,000)
	Enhancement Base equals the initial Purchase Payment ($100,000)
	Guaranteed Annual Income amount equals $6,000 (6.00% of the Income Base of $100,000)

Example # 2 – Subsequent Purchase Payments and Impact on Annual Rider Charge Rate
	The values shown below assumes that the Initial Purchase Payment equals $100,000
Additional Purchase Payment made during Benefit Year	Amount	Cumulative Additional Purchase Payments	Annual Rider Charge Rate at Rider Date Anniversary	Explanation
2	$75,000	$75,000	No change	Additional Purchase Payments after first Benefit Year are less than $100,000, so the Annual Rider Charge Rate remains the same.
3	$25,000	$100,000	Then-current Annual Rider Charge Rate	Additional Purchase Payments have reached $100,000, so the Annual Rider Charge Rate changes to then-current Annual Rider Charge Rate.
4	$10,000	$110,000	Then-current Annual Rider Charge Rate
Because additional Purchase Payments reached $100,000 in Benefit Year 3, any additional Purchase Payments of any size, including this $10,000 payment, will cause the Annual Rider Charge Rate to change again to then-current Annual Rider Charge Rate.

	Additional Purchase Payments automatically increase the Income Base and Enhancement Base by the amount of the Purchase Payments (not to exceed the maximum Income Base).

After the first Rider Date Anniversary, each time a Purchase Payment is made after the cumulative Purchase Payments equals or exceeds $100,000; the Annual Rider Charge Rate will be the current Annual Rider Charge Rate in effect on that next Rider Date Anniversary.

	Servicing Office approval is needed for cumulative additional Purchase Payments above $100,000 after the first Benefit Year.

Example # 3 – Adjustments for Enhancements and Automatic Annual Step-ups
The values shown below are based on the following assumptions:
	Initial Purchase Payment is equal to $50,000 and no subsequent Purchase Payments are made
	No Withdrawal taken in any of the years
	Owner purchases the Rider at Age 70
	Single life option is elected
	Guaranteed Annual Income Rate is 6.00% on the Rider Date and increases to 7.00% after reaching a new age band

This example illustrates both 6% Enhancements and Annual Step-Ups.
Benefit Year	Contract Value	Income Base	Enhancement Base	Guaranteed Annual Income Rate	Guaranteed Annual Income	6% Enhancement	Automatic Annual Step-Up
1	$50,000	$50,000	$50,000	6.00%	$3,000	N/A	N/A
2	$54,000	$54,000	$54,000	6.00%	$3,240	No	Yes
3	$53,900	$57,240	$54,000	6.00%	$3,434	Yes	No
4	$57,000	$60,480	$54,000	6.00%	$3,628	Yes	No
5	$64,000	$64,000	$64,000	6.00%	$3,840	No	Yes
6	$62,000	$67,840	$64,000	7.00%	$4,748	Yes	No
10	$88,000	$88,000	$88,000	7.00%	$6,160	No	Yes
11	$87,500	$93,280	$88,000	7.00%	$6,529	Yes	No
	Initial Guaranteed Annual Income amount equals 6.00% of the initial Income Base ($50,000 * 6.00% = $3,000).

On the first Rider Date Anniversary, the Income Base and Enhancement Base are $54,000 because of the Automatic Annual Step-Up. The Contract Value is greater than the Enhancement amount added to the prior Income Base.

	On the second Rider Date Anniversary, the Income Base increases by $3,240 (6% Enhancement rate multiplied by the Enhancement Base) since it's higher than the Contract Value.
	On the third Rider Date Anniversary, the Income Base increases by $3,240 (6% Enhancement rate multiplied by the Enhancement Base) since it's higher than the Contract Value.
	On the fourth Rider Date Anniversary, the Income Base and Enhancement Base are $64,000 because of the Automatic Annual Step-Up.
	On the fifth Rider Date Anniversary, the Income Base increases due to the Enhancement by $3,840 (6% Enhancement rate multiplied by the Enhancement Base) since it's higher than the Contract Value.

On the sixth Rider Date Anniversary, the Income Base and Enhancement Base are $88,000 because of the Automatic Annual Step-Up. The Guaranteed Annual Income Rate is increased to 7.00% because the Owner is in a new age band after an Automatic Annual Step Up.

General Notes:
(a)	The Income Base will automatically step-up to the Contract Value on each Rider Date Anniversary if the Contract Value on that date is greater than the Income Base through Age 85.
(b)	Upon the first Conforming Withdrawal, no future Enhancements will occur.
(c)
If an additional Purchase Payment was added in any Benefit Year the Income Base and Enhancement Base would automatically increase by the dollar amount of the Purchase Payment and the Guaranteed Annual Income would be recalculated to equal the applicable Guaranteed Annual Income Rate times the increased Income Base.

(d)	Any Purchase Payments made within the first 90 days after the Rider Date will be included in the Enhancement Base for the purpose of receiving the 6% Enhancement on the first Rider Date Anniversary.
(e)
The 6% Enhancement rate will be in effect for the earlier of 10 years from the Rider Date or through Age 85. A new 10-year Enhancement Period will begin each time an Automatic Annual Step-Up to the Contract Value occurs.

Example # 4 - Withdrawals not exceeding the Guaranteed Annual Income amount
The values shown below are based on the following assumptions:
	Initial Purchase Payment is equal to $50,000 and no subsequent Purchase Payments are made
	Guaranteed Annual Income Rate set at 6.00%
	Owner purchases the Rider at Age 70
Beginning of Benefit Year	Income Base (Beginning of Year)	Enhancement Base (Beginning of Year)	Guaranteed Annual Income	Actual Withdrawal Taken	Income Base After Withdrawal	Enhancement Base After Withdrawal	Contract Value (End of Year)	Account Value Step-Up	Income Base (End of Year)	Enhancement Base (End of Year)
1	$50,000	$50,000	$3,000	$3,000	$50,000	$50,000	$54,000	yes	$54,000	$54,000
2	$54,000	$54,000	$3,240	$3,240	$54,000	$54,000	$51,000	no	$54,000	$54,000
3	$54,000	$54,000	$3,240	$3,240	$54,000	$54,000	$57,000	yes	$57,000	$57,000
4	$57,000	$57,000	$3,420	$3,420	$57,000	$57,000	$64,000	yes	$64,000	$64,000
	Initial Guaranteed Annual Income amount equals 6.00% of the initial Income Base ($50,000 * 6.00% = $3,000).
	Because the first Conforming Withdrawal occurs in the first Benefit Year, no future Enhancements will occur.

After the Withdrawal in the first Benefit Year, the Income Base and Enhancement Base are not reduced by the Guaranteed Annual Income amount and remain at $50,000. On the first Rider Date Anniversary, the Income Base and Enhancement Base are $54,000 because of the Automatic Annual Step-Up.


After the Withdrawal in the second Benefit Year, the Income Base and Enhancement Base are not reduced by the Guaranteed Annual Income amount and remains at $54,000. On the second Rider Date Anniversary, the Income Base and Enhancement Base are still $54,000 since it is higher than the Contract Value.


After the Withdrawal in the third Benefit Year, the Income Base and Enhancement Base are not reduced by the Guaranteed Annual Income amount and remains at $54,000. On the third Rider Date Anniversary, the Income Base and Enhancement Base are $57,000 because of the Automatic Annual Step-Up.


After the Withdrawal in the fourth Benefit Year, the Income Base and Enhancement Base are not reduced by the Guaranteed Annual Income amount and remains at $57,000. On the fourth Rider Date Anniversary, the Income Base and Enhancement Base are $64,000 because of the Automatic Annual Step-Up.

	When an Automatic Annual Step-Up occurs, the Guaranteed Annual Income amount is recalculated.

Example # 5 - Withdrawals exceeding the Guaranteed Annual Income amount
The values shown below are based on the following assumptions:
	Initial Purchase Payment is equal to $100,000
	Prior to Excess Withdrawal the Contract Value is $80,000, the Income Base is $100,000 and the Enhancement Base equals $100,000
	Guaranteed Annual Income amount equals $6,000 (6.00% of the Income Base of $100,000)
	A Withdrawal of $12,000 is taken
Time	Contract Value	Income Base	Enhancement Base	Guaranteed Annual Income	Withdrawal Taken	Excess Withdrawal
Prior to Withdrawal	$80,000	$100,000	$100,000	$6,000	$12,000	$6,000
After Conforming Withdrawal (dollar- for dollar reduction)	$74,000	$100,000	$100,000	$6,000	$6,000	$0
After the Excess Withdrawal (Pro rata reduction)	$68,000	$91,891	$91,891	$5,513	$6,000	$6,000
	The Contract Value is reduced dollar for dollar for the Guaranteed Annual Income amount of $6,000. Contract Value = $74,000 ($80,000 - $6,000); Income Base = $100,000; Enhancement Base = $100,000.

The Contract Value is reduced further by the $6,000 Excess Withdrawal to $68,000 ($74,000 - $6,000); the Income Base and Enhancement Base are reduced by the same proportion as the Excess Withdrawal reduces the $74,000 Contract Value. The new Income Base and Enhancement Base = $91,891 ($100,000 * (1 -$6,000/$74,000)).

	The new Guaranteed Annual Income amount = $5,513 ($91,891 * 6.00%).

General Notes:
(a)	The Income Base and Enhancement Base is reduced by the same proportion as the Excess Withdrawal reduces the Contract Value.
(b)	The Guaranteed Annual Income amount will be immediately recalculated to 6.00% of the new, reduced Income Base (after the pro-rata reduction for the Excess Withdrawal).

Example # 6 – Setting of the Guaranteed Annual Income if the Contract Value reaches $0
The values shown below are based on the following assumptions:
	Initial Purchase Payment is equal to $50,000 and no subsequent Purchase Payments are made
	Maximum Guaranteed Annual Income is taken each year at the beginning of the Benefit Year
	Owner purchases the Rider at Age 70
	Guaranteed Annual Income Rate is 6.00% and is reduced to 3% once the Contract Value reaches $0.
Beginning of Benefit Year	Contract Value	Income Base	Enhancement Base	Guaranteed Annual Income Rate	Guaranteed Annual Income	Withdrawal Taken	Automatic Annual Step- Up
1	$50,000	$50,000	$50,000	6.00%	$3,000	$3,000	n/a
2	$54,000	$54,000	$54,000	6.00%	$3,240	$3,240	yes
3	$51,900	$54,000	$54,000	6.00%	$3,240	$3,240	no
15	$5,000	$54,000	$54,000	6.00%	$3,240	$3,240	no
16	$1,500	$54,000	$54,000	3.00%	$1,620	$1,620	no
17	$0	$54,000	$54,000	3.00%	$1,620	$1,620	no

At the beginning of Benefit Year 16, the Guaranteed Annual Income determined using GAI Rate Table A is $3,240. Because this will exceed the remaining Contract Value only $1,500 is paid.  Because this is less than the Guaranteed Annual Income determined by GAI Rate Table B ($1,620) the difference between the Guaranteed Annual Income determined by GAI Rate Table B and the total Guaranteed Annual Income already paid in this Benefit Year will be payable for the remainder of the Benefit Year at a frequency determined by Us.

	Thereafter, the Guaranteed Annual Income is $1,620.

No Death Benefit is payable after the Contract Value reaches $0. However, unless the currently effective Death Benefit option is the Account Value Death Benefit Option, a final payment may be available under this Rider.

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